Allmerica Investment Trust
                                    Select Aggressive Growth Fund - (Series # 8)
                                        Massachusetts Financial Services Company
                     10f-3 Transactions for the Quarter Ended September 30, 2001

                                                                 Amount of     Commission as  Total Amount   Total Amount
                        Type of     Date of     Purchase         Commission or a Percentage   of Offering(1) of Purchase(2)
Fund           Security Transaction Transaction  Share or Unit  Spread per Unit of Price
MFS Aggressive  CRL     Purchase   7/19/01         29             None          None         8000000           25600   0.32%
MFS Aggressive  ACN     Purchase   7/19/01        14.5            None          None        11500000           14550   0.01%

                     Purchase as                 Name of Affiliated          Name of Broker/Dealer
Fund            a Percentage of Fund Assets   Broker/Dealer in Syndicate    from whom Securities were Purchased
MFS Aggressive        *                              Prudential                FBCO(First Boston)
MFS Aggressive        *                              Prudential                GSCO (Goldman Sachs)














* Please note that MFS is not the Trust's custodian or administrator and therefore does not have access to the Trust's total assets or net assets. MFS' compliance testing is performed using portfolio valuation reports derived from its internal security inventory system and not the books and records of the Trust.
(1) Total Amount of Offering refers to MFS complex wide.
(2) Total Amount of Purchase refers to amount purchased by the Allmerica Select Aggressive Growth Fund.